Exhibit 2.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

VinFast Auto Ltd. (the “company”, “we”, “us” and “our”) has the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Ordinary shares, no par value Warrants, each exercisable for one ordinary share at an exercise price of $11.50 per ordinary share	VFS VFSWW	The NASDAQ Stock Market LLC The NASDAQ Stock Market LLC

Description of Ordinary Shares

VinFast Auto Ltd., the registrant, is a public company incorporated under the laws of Singapore (Company Registration No: 201501874G) (“we,” “us,” the “Company” or “VinFast”) and our affairs are governed by our Constitution (the “Constitution”) and the laws of Singapore including the Companies Act 1967 of Singapore (the “Singapore Companies Act”).

We currently only have one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. Except as disclosed otherwise in this Annual Report, none of the holders of our shares have different voting rights from the other holders. There is no concept of authorized share capital under Singapore law. Under the Singapore Companies Act, there is no limit to the number of new shares that may be issued, but new shares may be issued only with the prior approval of our shareholders in a general meeting.

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, New York, 10004.

For the purposes of this section, references to “shareholders” mean those shareholders whose names and number of shares are entered in our register of members. See “Register of Members.” Our branch register of members is maintained by our transfer agent.

General

Our ordinary shares have no par value as there is no concept of authorized share capital under Singapore law. All shares presently issued are fully paid. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly issued shares, we note that any subscriber of our ordinary shares who has fully paid up all amounts due with respect to such ordinary shares will not be subject, under Singapore law, to any personal liability to contribute to our assets or liabilities in such subscriber’s capacity solely as a holder of such ordinary shares, except in very limited and exceptional circumstances where Singapore courts may consider it fit to “lift the corporate veil.” We believe this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations’ laws. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares. Except as described in the sections “Singapore Code on Take-overs and Mergers” and “Voting Rights” below, there are no limitations in our Constitution or under Singapore law on the rights of shareholders not resident in Singapore to hold or vote in respect of our ordinary shares.

Voting Rights

Each ordinary share is entitled to one vote per share. Voting at any meeting of shareholders is by show of hands unless a poll has been demanded prior to or on the declaration of the result of the show of hands by, among others, at least one shareholder present in person or by proxy or by attorney or other duly authorized representative and holding or representing not less than 5% of the total voting rights of all shareholders having the right to vote at the meeting. On a poll, each holder of ordinary shares who is present in person or by proxy or by attorney or in the case of a corporation, by a representative, has one vote for each ordinary share which he holds or represents. Proxies need not be shareholders. There are no limitations imposed by our Constitution on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Constitution governing the ownership threshold above which shareholder ownership must be disclosed.

Only those shareholders who are registered in our register of members will be entitled to vote at any meeting of shareholders in person or by proxy or by attorney or, in the case of a corporation, by a representative. Therefore, since our ordinary shares are held through the Depositary Trust Company (“DTC”) or its nominee, DTC or its nominee will grant an omnibus proxy to DTC participants holding our ordinary shares in book-entry form through a broker, bank, nominee, or other institution that is a direct or indirect participant of DTC. Such shareholders will have the right to instruct their broker, bank, nominee, or other institution holding these ordinary shares on how to vote such ordinary shares by completing the voting instruction form provided by the applicable broker, bank, nominee, or other institution. Whether voting is by a show of hands or by a poll, DTC’s vote will be voted by the chairman of the meeting according to the results of the votes of the DTC participants (which results will reflect the instructions received from shareholders that own our ordinary shares electronically in book-entry form through DTC).

Dividends

We may, by ordinary resolution, declare dividends at a general meeting of our shareholders, but no dividend shall be payable except out of our profits, and the amount of any such dividend shall not exceed the amount recommended by our board of directors (our “Board”). Subject to our Constitution and in accordance with the Singapore Companies Act, our Board may, without the approval of our shareholders, declare and pay interim dividends, but any final dividends the board declares must be approved by an ordinary resolution at a general meeting of our shareholders. We currently have not adopted a dividend policy with respect to future dividends and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, in the relevant jurisdictions, the listing rules of, or by-laws and rules governing The Nasdaq Stock Market LLC (“Nasdaq”) and the restrictions contained in our Constitution and to any lock-up agreements to which a shareholder may be a party, our ordinary shares are freely transferable. Our Constitution provides that every instrument of transfer of the legal title in the shares of our Company must be in writing and in the form approved, where applicable, by Nasdaq, or in any other form acceptable to our Directors, and must be left at the registered office of our Company (or such other place as the Directors may appoint) for registration, accompanied by a certificate of stamp duty (if any), the certificate(s) of the shares to be transferred, and such other evidence (if any) as our Directors may require to prove the title of the intending transferor, or his right to transfer the shares. Our Directors may decline to register any transfer unless, amongst other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence of ownership and title as our Directors may reasonably require to show the right of the transferor to make the transfer, and where the instrument is executed by some other person on his behalf, the authority of the person to do so.

If our Board refuses to register a transfer of any shares, they shall give to the transferor and the transferee notice of their refusal to register the transfer as required by the Singapore Companies Act (where applicable, within such period of time as may be prescribed by the rules and regulations of Nasdaq).

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in Singapore that may affect the import or export of capital, including the availability of cash and cash equivalents for use by VinFast, or that may affect the remittance of dividends, interest, or other payments by VinFast to non-resident holders of its ordinary shares.

Capitalization and Other Rights

Our Board may, with the approval of our shareholders at a general meeting, capitalize any reserves or profits and distribute them as shares, credited as paid-up, to our shareholders in proportion to their shareholdings in accordance with our Constitution.

Variation of Rights

Subject to the Singapore Companies Act and every other Singapore statute for the time being in force affecting us, under our Constitution, whenever our share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-quarters of the issued shares of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either whilst our Company is a going concern or during or in contemplation of a winding-up.

To every such separate general meeting, (i) the necessary quorum shall be two persons at least holding or representing by proxy or attorney at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney may demand a poll, and on a poll shall, in the case of any holder of ordinary shares, have one vote for every share of the class held by him, provided always that where the necessary majority for such a special resolution is not obtained at such general meeting, consent in writing if obtained from the holders of three fourths of the issued shares of the class concerned within two months of such general meeting shall be as valid and effectual as a special resolution carried at such general meeting; and (ii) where all the issued shares of the class are held by one person, the necessary quorum shall be one person and such holder of shares of the class present in person or by proxy or by attorney may demand a poll.

Issuances of New Shares

Under the Singapore Companies Act, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issuance of shares. Such approval, if granted, will lapse at the earlier of the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months after the end of each financial year). However, any approval may be revoked or varied by our Company in a general meeting.

Subject to this and the provisions of the Singapore Companies Act and our Constitution, our Board may allot, issue, or grant options over or otherwise dispose of new ordinary shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose. Such rights are subject to any condition attached to such issue and the regulations of any stock exchange on which our ordinary shares are listed, as well as U.S. federal and blue-sky securities laws applicable to such issue.

Preference Shares

Under the Singapore Companies Act, different classes of shares in a public company may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the public company and (b) the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. Our Constitution provides that we may issue shares of a different class with preferential, deferred, or other special rights, privileges, or such restrictions as our Board may determine from time to time provided that it is approved by ordinary resolution, or, if required by the statutes, special resolution at a general meeting of our shareholder.

We may, subject to the Singapore Companies Act and the prior approval in a general meeting of our shareholders, issue preference shares that are, at our option, subject to redemption provided that such preference shares may not be redeemed out of the capital of our Company unless:

●	all the directors have made a solvency statement in relation to such redemption; and
●	we have lodged a copy of the solvency statement with the Accounting and Corporate Regulatory Authority of Singapore.

Further, the shares must be fully paid-up before they are redeemed.

The issuance of preference shares could have the effect of decreasing the trading price of our ordinary shares, restricting dividends on our ordinary shares, diluting the voting power of our ordinary shares, impairing the liquidation rights of our ordinary shares, or delaying or preventing a change in control of our Company.

Calls on Shares

Under our Constitution, our Directors may, from time to time, as they think fit, make calls upon the shareholders in respect of any moneys unpaid on their shares or on any class of their shares and not by the conditions of the issue and allotment thereof made payable at fixed times; and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay to our Company at the time or times and place so specified the amount called on his shares. A call may be made payable by instalments. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof. A call may be revoked or postponed as the directors may determine.

Register of Members

Only persons who are registered in our register of members are recognized under Singapore law as our shareholders. As a result, only registered shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. We will not, except as required by applicable law, recognize any equitable, contingent, future, or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right thereto of the registered holder of that ordinary share. We may close our register of members for any time or times, provided that our register of members may not be closed for more than 30 days in the aggregate in any calendar year and prior notice of closure, stating the period, and purpose for which the closure is made, is given to the shareholders. We typically may close our register of members to determine shareholders’ entitlement to receive dividends and other distributions.

Most of the ordinary shares of our Company that were issued to the former Black Spade shareholders in connection with the Business Combination are held through DTC. Accordingly, DTC or its nominee, Cede & Co., is the shareholder of record in respect of such ordinary shares registered in our register of members. The holders of our ordinary shares held in book-entry interests through DTC or its nominee may become registered shareholders by exchanging their interest in our ordinary shares for certificated ordinary shares and being registered in our register of members in respect of such ordinary shares. The procedures by which a holder of book-entry interests held through DTC or its nominee may exchange such interests for certificated ordinary shares are determined by DTC and our transfer agent, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of book-entry interests for certificated ordinary shares, and following such an exchange, our transfer agent will perform the procedures to register the ordinary shares in the register.

Under the Singapore Companies Act, if (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or unnecessary delay takes place in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member of the public company or the company itself, may apply to the Singapore courts for rectification of the register of members. The Singapore courts may refuse the application or may order rectification of the register of members and payment by the company of any damages sustained by any party to the application. The Singapore courts will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.

Singapore Code on Take-overs and Mergers

The Singapore Take-Over Code regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies with net tangible assets of S$5.0 million or more. Any person acquiring, whether by a series of transactions over a period of time or not, either on his or her own or together with parties acting in concert with such person, shares which carry 30% or more of the voting rights in our Company or any person holding, either on his or her own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of the voting rights in our Company, and if such person (or parties acting in concert with her or him) acquires, either on his or her own or together with parties acting in concert with such person, additional voting shares representing more than 1% of the voting rights in our Company in any six-month period, must, except with the consent of the Securities Industry Council of Singapore (the “SIC”), extend a mandatory take-over offer for all the remaining voting shares in accordance with the provisions of the Singapore Take-Over Code. Responsibility for ensuring compliance with the Singapore Take-Over Code rests with parties (including company directors) to a take-over or merger and their advisors.

Under the Singapore Take-Over Code, “parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

●	a company and its parent company, subsidiaries, or fellow subsidiaries (together, the related companies), the associated companies of any of the company and its related companies, companies whose associated companies include any of these foregoing companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;
●	a company with any of its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);
●	a company with any of its pension funds and employee share schemes;
●	a person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;
●	a financial or other professional adviser, including a stockbroker, with its customers in respect of the shareholdings of the adviser and persons controlling, controlled by or under the same control as the adviser;
●	directors of a company (together with their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;
●	partners; and
●	an individual and (i) such person’s close relatives, (ii) such person’s related trusts, (iii) any person who is accustomed to act in accordance with such person’s instructions, (iv) companies controlled by the individual, such person’s close relatives, such person’s related trusts or any person who is accustomed to act in accordance with such person’s instructions and (v) any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to its commencement.

Under the Singapore Take-Over Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. In the case where our Company has more than one class of equity share capital, a comparable take-over offer must be made for each class of shares in accordance with the Singapore Take-Over Code and the SIC should be consulted in advance in such cases. In addition, an offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to enable them to reach an informed decision on the offer. These legal requirements may impede or delay a takeover of our Company by a third-party.

On August 2, 2023, the SIC waived application of the provisions of the Singapore Take-Over Code for our Company, subject to certain exceptions. Pursuant to the waiver, we are exempted from application of the provisions of the Singapore Take-over Code, except in the case of a “tender offer” (within the meaning of U.S. securities laws) where the Tier 1 exemption set forth in Rule 14d-1(c) of the Exchange Act, is available and the offeror relies on such exemption to avoid full compliance with applicable rules and regulations regarding tender offers in the U.S. In connection with the application for the waiver, our Board had submitted to the SIC a written confirmation to the effect that the application of the U.S. regulatory regime (without concurrent regulation by the Singapore Take-Over Code) would be appropriate and that it is the unanimous view of our Board that obtaining the waiver is in the interest of our Company.

Election and Reelection of Directors

We may, by ordinary resolution, remove any director before the expiration of his or her period of office, notwithstanding anything in our Constitution or in any agreement between us and such director. We may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.

Our Constitution provides that our shareholders by ordinary resolution, or our Board, shall have the power, at any time and from time to time, to appoint any person to be a director either to fill a casual vacancy or as an additional director, provided that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with our Constitution, as the case may be.

General Meetings of Shareholders

Under the Singapore Companies Act, we are required to hold an annual general meeting of shareholders within six months from the end of its financial year. Our directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the requisition of shareholders representing not less than 10% of the total number of paid-up shares as of the date of deposit of the requisition carrying the right to vote at a general meeting. In addition, two or more shareholders holding not less than 10% of our total number of issued shares (excluding treasury shares) may call a meeting of our shareholders.

The Singapore Companies Act provides that a shareholder is entitled to attend any general meeting and speak and vote on any resolution put before the general meeting. Unless otherwise required by law or by our Constitution, voting on resolutions put forth at general meetings is by ordinary resolution, passed by a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, which is passed by a majority of not less than three-fourths of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, including voluntary winding-up, amendments to our Constitution, a change of our corporate name and a reduction in the share capital.

The Singapore Companies Act requires not less than:

●	14 days’ written notice to be given by the Company of a general meeting to pass an ordinary resolution, or such longer period as may be provided in our Constitution; and
●	21 days’ written notice to be given by the Company of a general meeting to pass a special resolution.

Our Constitution further provides that in computing the notice period, both the day on which the notice is served, or deemed to be served, and the day for which the notice is given shall be excluded.

Unless excluded under the Singapore Companies Act, an annual general meeting of a company, an extraordinary general meeting of a company, a statutory general meeting of a company, a general meeting of an amalgamating company mentioned in section 215C or 215D of the Singapore Companies Act, a meeting of a class of members of a company, a meeting order by the Singapore Court under section 182 of the Singapore Companies Act and a meeting of creditors, members of a company, holders of units of shares of a company, or a class of such persons, ordered by the Singapore Court under section 210 of the Singapore Companies Act may be held (i) at a physical place; (ii) at a physical place and using virtual meeting technology; or (iii) using virtual meeting technology only. Under the Singapore Companies Act, “virtual meeting technology” means any technology that allows a person to participate in a meeting without being physically present at the place of meeting.

Minority Rights

The rights of minority shareholders of Singapore companies are protected under Section 216 of the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of a company, as they think fit to remedy any of the following situations:

●	the affairs of a company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders, including the applicant; or
●	a company takes an action, or threatens to take an action, or the shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

Singapore courts have a wide discretion as to the remedies they may grant and the remedies listed in the Singapore Companies Act itself are not exclusive. If the Singapore courts are of the opinion that, upon an application under Section 216 of the Singapore Companies Act, either of the grounds set out above is established, the Singapore courts may, with a view to bringing to an end or remedying the matters complained of, make such order as it thinks fit and, without prejudice to the generality of the foregoing, the order may:

●	direct or prohibit any act or cancel or modify any transaction or resolution;
●	regulate the conduct of the affairs of the company in the future;
●	authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;
●	provide for the purchase of shares of the company by the other shareholders of the company or by the company itself and, in the case of a purchase of shares by the company, a corresponding reduction of its share capital; or
●	provide that the company be wound up.

In addition, Section 216A of the Singapore Companies Act allows a complainant (including a minority shareholder) to apply to the Singapore courts for leave to bring an action in a court proceeding or arbitration in the name and on behalf of the company or intervene in an action in a court proceeding or arbitration to which a company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of a company.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitation of Liability of Directors and Officers

Under Section 172 of the Singapore Companies Act, any provision which purports to exempt or provides an indemnity for officers of a company (including directors) to any extent from or against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from: (a) in the case of providing an indemnity (to any extent) for an officer of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company, purchasing and maintaining for any director and officer of the company insurance against any such liability; or (b) indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the officer of the company to pay a fine in criminal proceedings, (ii) of the officer of the company to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the officer of the company in defending criminal proceedings in which he or she is convicted, (iv) incurred by the officer of the company in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

Subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our Company, our Constitution provides that each of our Directors and other officers shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties or in relation thereto.

Subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our Company, VinFast may indemnify our directors and officers against costs, charges, fees and other expenses that may be incurred by any of them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person acting in his or her capacity as a director, officer or employee of our Company, in which judgment is given in his or her favor, or in which he or she is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to VinFast, or which would otherwise result in such indemnity being void under applicable Singapore laws.

No director or officer of our Company shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, we shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and our Company, and the relative fault of such parties in respect thereof.

In addition, subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our Company, no director (including managing director) or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by us, through the insufficiency or deficiency of title to any property acquired by order of the directors for us or for the insufficiency or deficiency of any security upon which any of our moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his or her duties, unless the same happens through his or her own negligence, default, breach of duty or breach of trust.

We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Singapore courts have declined to grant relief. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Constitution, agreement, vote of shareholders, disinterested directors, or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Comparison of Shareholder Rights

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the ordinary shares of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.

This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our ordinary shares under applicable law in Singapore and our Constitution or the rights of holders of the ordinary shares of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	Singapore
Board of Directors

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

The constitution of a company will typically state the minimum number of directors as well as provide that directors may be appointed or removed by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such appointment or removal is within the minimum number of directors provided in the constitution and the Singapore Companies Act. Our constitution provides that, subject to the Singapore Companies Act and, where applicable, the rules and regulations of Nasdaq or the principal stock exchange or securities market on which our shares are then listed or quoted or dealt in, the minimum number of directors will be two directors.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Under Section 172 of the Singapore Companies Act, any provision (whether in the constitution, contract with the company or otherwise) which purports to exempt or provides an indemnity for exempting or indemnifying a director against any liability which by law would otherwise attach to them in connection with any negligence, default, breach of duty, or breach of trust in relation to a company will be void. However, a company is not prohibited from: (a) as provided in Section 172A of the Singapore Companies Act, purchasing and maintaining for any director insurance against any such liability incurred by him or her in connection with any negligence, default, breach of duty, or breach of trust in relation to the company; or (b) as provided in Section 172B of the Singapore Companies Act, indemnifying a director against liability incurred by him or her to a person other than the Company, except when the indemnity is against (i) any liability of the director to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance of any requirement of a regulatory nature (howsoever arising), or (ii) any liability incurred by the officer (A) in defending criminal proceedings in which he or she is convicted; (B) in defending civil proceedings brought by the company or a related company in which judgment is given against him or her; or (C) in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the Singapore courts refuses to grant him or her relief.

Our Constitution provides that, subject to the provisions of and to the extent permitted by the Singapore Companies Act and every other legislation for the time being in force concerning companies and affecting our Company, every director or officer of our Company shall be entitled

Delaware	Singapore

to be indemnified by our Company against all costs, charges, losses, expenses, and liabilities incurred or to be incurred by him or her in the execution and discharge of his or her duties or in relation thereto. Without prejudice to the generality of the foregoing, no director or officer of our Company shall be liable for the acts, receipts, neglects, or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to our Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage, or misfortune whatsoever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, willful default, breach of duty, or breach of trust.

Under the Singapore Companies Act, an “officer” in relation to a corporation includes (a) any director or secretary of the corporation or a person employed in an executive capacity by the corporation, (b) a receiver and manager of any part of the undertaking of the corporation appointed under a power contained in any instrument, and (c) any liquidator of a company appointed in a voluntary winding-up, but does not include any receiver who is not also a manager, any receiver and manager appointed by the Singapore Court, any liquidator appointed by the Singapore Court or by the creditors, or a judicial manager appointed under Part 7 of the Singapore Insolvency, Restructuring and Dissolution Act 2018.

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

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A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

According to the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office, notwithstanding anything in its constitution or in any agreement between the public company and such directors, by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders at the same time and in the same manner as it gives notice of the meeting, or if that is not practicable, not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

Our Constitution similarly provides that, subject to its provisions and any requirements of the Singapore Companies Act, our Company may, by ordinary resolution whereby special notice has been given, remove any director before the expiration of the said director’s term and appoint a replacement.

Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Our Constitution provides that our shareholders, by ordinary resolution at a general meeting, or our Board, at any time and from time to time, have the power to appoint any person to be a director either to fill a casual vacancy or as an addition to the existing directors, provided that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with our constitution, as the case may be.

In the case of a public company, generally, the Singapore Companies Act provides that the directors must be appointed individually at a general meeting of shareholders. Subject to any provision in the Singapore Companies Act to the contrary, a motion for the appointment of two or more persons as directors by a single resolution shall not be made unless a resolution that it shall so be made has first been agreed to by the meeting without any vote

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being given against it, and a resolution passed in contravention of such requirement shall be void regardless of any objections raised by the directors.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment.

If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws.

Our Constitution may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shareholders entitled to vote, present in person or by proxy at a meeting for which not less than 21 days written notice is given).

Under the Singapore Companies Act, an entrenching provision may be included in the constitution with which a company is formed and may at any time be inserted into the constitution only if unanimously agreed upon by the shareholders of the company. An entrenching provision prevents certain specified provisions of the constitution from being altered in the manner provided by the Singapore Companies Act or except by (a) a resolution passed by a specified majority greater than 75% (the minimum majority required by the Singapore Companies Act for a special resolution) or (b) satisfaction of certain specified conditions. The Singapore Companies Act provides that such entrenching provision may be removed or altered only if unanimously agreed upon by the shareholders of the company.

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Meetings of Shareholders

Annual and Special Meetings

Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors.

Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Annual General Meetings

Subject to the Singapore Companies Act, we are required to hold an annual general meeting of shareholders within six months from the end of our fiscal year unless the Accounting and Corporate Regulatory Authority of Singapore authorizes an extension of time to hold such general meeting or as otherwise permitted by the Singapore Companies Act.

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Two or more shareholders holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting. In addition, our Constitution provides that extraordinary general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Notwithstanding anything in the constitution, the directors are required to convene a general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called, signed by the person making the request and deposited at the registered office of the company) by shareholders holding not less than 10% of the total number of paid-up shares as at the date of the deposit of the requisition carrying the right of voting at general meetings of the company. Such extraordinary general meeting of the company is to be held as soon as practicable but, in any case, not later than 2 months after the receipt by the company of the requisition.

In addition, our Constitution provides that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Quorum Requirements

Our Constitution provides that the quorum at any general meeting shall be two members present in person or by proxy. If within half an hour from the time appointed for the general meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the general meeting if convened on requisition of the shareholders shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week (or if that day is a public holiday, then the next business day following that public holiday) at the same time and place or to such other day, time or place as the Directors may determine. If at the adjourned meeting a quorum is not present within

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half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

Unless excluded under the Singapore Companies Act, an annual general meeting of a company, an extraordinary general meeting of a company, a statutory general meeting of a company, a general meeting of an amalgamating company mentioned in section 215C or 215D of the Singapore Companies Act, a meeting of a class of members of a company, a meeting order by the Singapore Court under section 182 of the Singapore Companies Act, and a meeting of creditors, members of a company, holders of units of shares of a company, or a class of such persons, ordered by the Singapore Court under section 210 of the Singapore Companies Act may be held (i) at a physical place; (ii) at a physical place and using virtual meeting technology; or (iii) using virtual meeting technology only. Under the Singapore Companies Act, “virtual meeting technology” means any technology that allows a person to participate in a meeting without being physically present at the place of meeting.

Indemnification of Officers, Directors, and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit, or proceeding on account of being a director, officer, employee, or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust, or other enterprise) against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

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acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and
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in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in

Under Section 172 of the Singapore Companies Act, any provision (whether in constitution, contract with company or otherwise) which purports to exempt or provides an indemnity for exempting or indemnifying an officer of a company (including a director) against any liability for negligence, default, breach of duty, or breach of trust in relation to a company will be void. However, a company is not prohibited from: (a) as provided in Section 172A of the Singapore Companies Act, purchasing and maintaining for any director and officer insurance against any such liability which by law would otherwise attach to such officer in connection with any negligence, default, breach of duty, or breach of trust in relation to the company; or (b) as provided in Section 172B of the Singapore Companies Act, indemnifying a director against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the director to pay a fine in criminal proceedings, (ii) of the director to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the director in defending criminal proceedings in which he or she is convicted, (iv) incurred by the director in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the director in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

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respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee, or agent is successful in the defense of such an action, suit, or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit, or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.`

In cases where an officer is sued by the company, the Singapore Companies Act gives the court the power to relieve officers either wholly or partially from the consequences of their negligence, default, breach of duty, or breach of trust. In order for relief to be obtained, it must be shown that (i) the officer acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case including those connected with such officer’s appointment, to excuse the officer.

However, Singapore case law has indicated that such relief will not be granted to an officer who has benefited as a result of his or her breach of trust.

Our Constitution provides that, subject to the provisions of and so far as may be permitted by the Singapore Companies Act and every other legislation for the time being in force concerning companies and affecting our Company, every director or other officer of our Company shall be entitled to be indemnified by our Company against all costs, charges, losses, expenses, and liabilities incurred or to be incurred by her or him in the execution and discharge of her or his duties or in relation thereto. In particular, and without prejudice to the generality of the foregoing, no director or other officer of our Company shall be liable for the acts, receipts, neglects, or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to our Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any moneys, securities, or effects shall be deposited or left or for any other loss, damage, or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, willful default, breach of duty, or breach of trust.

Shareholder Approval of Issuance of Shares

Under Delaware law, the board of directors has the authority to issue, from time to time, capital stock in its sole discretion, as long as the number of shares to be issued, together with those shares that are already issued and outstanding and those shares reserved to be issued, do not exceed the authorized capital for the corporation as previously approved by the stockholders and set forth in the corporation’s certificate of incorporation. Under the foregoing circumstances, no additional stockholder approval is required for the issuance of capital stock. Under Delaware law, stockholder approval is required for (i)

Section 161 of the Singapore Companies Act provides that notwithstanding anything in the company’s constitution, the directors shall not exercise any power to issue shares without prior approval of the shareholders in a general meeting. Such authorization may be obtained by ordinary resolution (i.e., a resolution requiring the affirmative vote of a simple majority of those shareholders present and voting in person or by proxy and entitled to vote on the resolution). Once this shareholders’ approval is obtained, unless previously revoked or varied by the company in a general meeting, it

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any amendment to the corporation’s certificate of incorporation to increase the authorized capital and (ii) the issuance of stock in a direct merger transaction where the number of shares exceeds 20% of the corporation’s shares outstanding prior to the transaction, regardless of whether there is sufficient authorized capital.

In addition, a corporation may issue one or more classes of stock or one or more series of stock within any class as shall be stated and expressed in the certificate of incorporation or of any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of its certificate of incorporation.

Any stock of any class or of any series thereof may be made convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated in the certificate of incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

continues in force until the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is earlier; but any approval may be revoked or varied by the company in a general meeting.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease, or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. See section “Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

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notwithstanding anything in the company’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;
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the company may by special resolution resolve that it be wound up voluntarily;
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subject to the constitution of each amalgamating company, an amalgamation proposal in accordance with the full amalgamation procedures under the Singapore Companies Act that do not require a court order must be approved by the shareholders of each amalgamating company via special resolution at a general meeting;
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a compromise or arrangement proposed between a company and its shareholders, or any class of shareholders, must, among other things, be approved by a majority representing three-fourths in value of the shareholders or class of

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shareholders present and voting either in person or by proxy at the meeting ordered by the court; and

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notwithstanding anything in the company’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without A Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

Subject to the Singapore Companies Act and every other Singapore statute for the time being in force affecting our Company, under our Constitution, whenever our Company’s share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-quarters of the issued shares of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either whilst our Company is a going concern or during or in contemplation of a winding-up. To every such separate general meeting, (a) the necessary quorum shall be two persons (unless all the shares of the class are held by one person whereupon no quorum is applicable) at least holding or representing by proxy or attorney at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney may demand a poll (and on a poll shall, have one vote for every share of the class held by him entitled to vote at such meeting), but where the necessary majority for such a special resolution is not obtained at such general meeting, consent in writing if obtained from the holders of three-fourths of the issued shares of the class concerned within two months of such general meeting shall be as valid and effectual as a special resolution carried at such general meeting; and (b) where all issued shares of the class are held by one person, the necessary quorum shall be one person and such holder of shares of the class present in person or by proxy or by attorney may demand a poll. Save for the foregoing, our Constitution does not provide for shareholders to approve resolutions by written means.

Shareholder Suits

Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only

Standing

Only registered shareholders of our Company reflected in our register of members are recognized under Singapore law as shareholders of our Company. As a result, only registered shareholders have legal standing to institute shareholder actions against our Company or otherwise seek to enforce their rights as shareholders. Holders of book-entry

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if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction, which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

interests in our shares will be required to exchange their book-entry interests for certified shares and to be registered as shareholders in our Company’s register of members in order to institute or enforce any legal proceedings or claims against our Company, our directors or executive officers relating to shareholder rights.

Personal Remedies in Cases of Oppression or Injustice

A shareholder may apply to the court for an order under Section 216 of the Singapore Companies Act to remedy situations where (a) the company’s affairs are being conducted or the powers of the company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of one of more of the shareholders or holders of debentures of the company, including the applicant; or (b) the company has done an act, or threatens to do an act, or the shareholders or holders of debentures have passed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company’s shareholders or holders of debentures, including the applicant.

Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that the company be wound up or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the Singapore court directs.

Derivative Actions and Arbitrations

The Singapore Companies Act has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action or commence an arbitration on behalf of the company.

Applications are generally made by shareholders of the company, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares) in the appropriate circumstances.

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending, or discontinuing the action on behalf of the company. Prior to commencing a derivative action or arbitration, the court must be satisfied that

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(i) 14 days’ notice has been given to the directors of the company of the party’s intention to commence such derivative action or arbitration if the directors of the company do not bring, diligently prosecute or defend, or discontinue the action or arbitration, (ii) the party is acting in good faith, and (iii) it appears to be prima facie in the interests of the company that the action be brought, prosecuted, defended or discontinued.

Class Actions

The concept of class action suits in the U.S., which allows individual shareholders to bring an action seeking to represent a class or classes of shareholders, does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action. These shareholders are commonly known as “representative plaintiffs.”

Distributions and Dividends; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits of the company (except as expressly authorized by the Singapore Companies Act and every other legislation for the time being in force concerning companies and affecting our Company).

The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

Our Constitution provides that no dividend can be paid otherwise than out of profits.

Acquisition of a Company’s Own Shares

The Singapore Companies Act generally prohibits a company from acquiring or purporting to acquire its own shares, the shares of its holding company or the shares of its ultimate holding company, whether directly or indirectly, in any way, subject to certain exceptions. Any contract or transaction made or entered into in contravention of the aforementioned prohibition by which a company acquires or purports to acquire its own shares or shares in its holding company or ultimate holding company is void subject to the exception below. However, provided that it is expressly permitted to do so by its constitution and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, a company may:

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redeem redeemable preference shares on such terms and in such manner as is provided by its

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constitution. Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act, and the company lodges a copy of the statement with the Accounting and Corporate Regulatory Authority of Singapore;

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whether or not it is listed on an approved exchange in Singapore or any securities exchange outside Singapore, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;
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make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting;
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whether or not it is listed on an approved exchange in Singapore or any securities exchange outside Singapore, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution; and
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where it is listed on a securities exchange, make an acquisition of its own shares on the securities exchange, in accordance with terms and limits authorized in advance at a general meeting by a special resolution.

A company may also purchase its own shares by an order of a Singapore court.

The total number of ordinary shares that may be acquired by a company during a relevant period may not exceed 20% (or such other prescribed percentage) of the total number of ordinary shares, stock in any class or non-redeemable preference shares (as the case may be) as of the date of the resolution passed to authorize the acquisition of the shares. Where, however, a company has reduced its share capital by a special resolution of the general meeting or a Singapore court has made an order to such effect, the total number of ordinary shares, stocks in any class or non-redeemable preference shares (as the case may be) shall be taken to be the total number of ordinary shares, stocks in any class or non-redeemable preference shares (as the case may be) as altered by the special resolution or the order of the Singapore court. Payment, including any expenses (including brokerage or commission) incurred directly in the acquisition by the company of its own shares, may be made out of the company’s

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distributable profits or capital, provided that the company is solvent.

Our Constitution provides that, subject to the provisions of the Singapore Companies Act, the rules and regulations of Nasdaq or the principal stock exchange or securities market on which our shares are then listed or quoted or dealt in and any applicable legislation or regulation, we may purchase or otherwise acquire our issued shares on such terms and in such manner as we may think fit and in the manner prescribed by the Singapore Companies Act. These shares may be held as treasury shares or cancelled as provided in the Singapore Companies Act or dealt with in such manner as may be permitted by the Singapore Companies Act. On cancellation of the shares, the number of issued shares of the company shall be diminished by the number of shares so cancelled, and where any such cancelled shares were purchased or acquired out of the capital of the company, the amount of the share capital of the company shall be reduced accordingly.

Financial Assistance for the Acquisition of Shares

A public company or a company whose holding company or ultimate holding company is a public company shall not give financial assistance to any person whether directly or indirectly for the purpose of or in connection with:

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the acquisition or proposed acquisition of shares in the company or units of such shares; or
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the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt, or otherwise.

However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company or ultimate holding company if it complies with the requirements (including approval by special resolution) set out in the Singapore Companies Act.

Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the

Under the Singapore Companies Act, save in respect of certain restricted transactions as described below, directors and chief executive officers are not prohibited from dealing with the company, but where they have an interest in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director or chief executive officer who is in any way, whether directly

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board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

or indirectly, interested in a transaction or proposed transaction with the company must, as soon as is practicable after the relevant facts have come to such director’s or, as the case may be, chief executive officer’s knowledge, declare the nature of such interest at a meeting of the directors or send a written notice to the company detailing the fact and the nature, character and extent of the interest in the transaction or proposed transaction with the company.

In addition, a director or chief executive officer who holds any office or possesses any property which directly or indirectly might create interests in conflict with such director’s or, as the case may be, chief executive officer’s duties as director or chief executive officer is required to declare the fact and the nature, character, and extent of the conflict at a meeting of the directors or send a written notice to the company detailing the nature, character, and extent of the conflict.

The Singapore Companies Act extends the scope of this statutory duty of a director and chief executive officer to disclose any interests by pronouncing that an interest of a member of a director’s or, as the case may be, chief executive officer’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director or chief executive officer (as the case may be).

There is, however, no requirement for disclosure where the interest of the director or chief executive officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the transaction or proposed transaction with the company if the interest may properly be regarded as not being a material interest. Where the transaction or the proposed transaction relates to any loan to the company, a director or chief executive officer shall not be deemed to be interested or to have been at any time interested in the transaction or proposed transaction where the director or chief executive officer (as the case may be) has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.

Further, where the transaction or the proposed transaction has been or will be made with or for the benefit of a related corporation (i.e. the holding company, subsidiary or subsidiary of a common holding company), a director or chief executive officer shall not be deemed to be interested or to have been at any time interested in the transaction or proposed transaction where he is a director or chief executive officer (as the case may be) of that

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corporation, unless the constitution provides otherwise.

Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among other things, (i) making a loan or quasi-loan to its directors or to directors of a related corporation (a “relevant director”), (ii) entering into a guarantee or providing any security in connection with a loan or quasi-loan made to a relevant director, (iii) entering into a credit transaction as creditor for the benefit of a relevant director, (iv) entering into any guarantee or providing any security in connection with a credit transaction entered into by any person for the benefit of a relevant director, (v) taking part in an arrangement under which another person enters into a transaction which, if entered into by the company, would have been a restricted transaction under (i) to (iv) above or (vi) below and such person obtains a benefit from the company or its related corporation pursuant thereto, or (vi) arranging the assignment to the company, or assumption by the company, of any rights, obligations, or liabilities under a transaction that, if it had been entered into by the company, would have been a restricted transaction under (i) to (v) above.

Companies are also prohibited from making loans or quasi-loans to their directors’ spouse or children (whether adopted or natural or step-children), or giving a guarantee or security in connection with such a loan or quasi-loan.

Subject to specified exceptions, the Singapore Companies Act also prohibits a company (other than an exempt private company) from making a loan or a quasi-loan to another company or a limited liability partnership or a variable capital company or entering into any guarantee or providing any security in connection with a loan or a quasi-loan made to another company, a limited liability partnership or a variable capital company by a person other than the first-mentioned company, entering into a credit transaction as a creditor for the benefit of another company, a limited liability partnership or a variable capital company, or entering into any guarantee or provide any security in connection with a credit transaction entered into by any person for the benefit of another company, a limited liability partnership or a variable capital company if a director or directors of the first-mentioned company is or together are interested in 20% or more of the total voting power in the other company or the limited liability partnership or the variable capital company (as the case may be), unless there is prior approval by the company in general meeting for the making of, provision for or entering into the loan, quasi‑loan, credit transaction, guarantee or security (as the case

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may be) at which the interested director or directors, and his, her or their family members, abstained from voting.

Such prohibition shall extend to apply to a loan, quasi-loan, credit transaction made by a company, a credit transaction made by a company (other than an exempt private company) for the benefit of another company or limited liability partnership and a guarantee or security provided by a company (other than an exempt private company) in connection with a loan or quasi-loan made by a person other than the first-mentioned company to another company, limited liability partnership or a variable capital company where such other company or limited liability partnership or variable capital company is incorporated or formed (as the case may be) outside Singapore, if a director or directors of the first-mentioned company (a) is or together are interested in 20% or more of the total voting power in the other company, limited liability partnership or variable capital company or (b) in a case where the other company does not have a share capital, exercises or together exercise control over the other company whether by reason of having the power to appoint directors or otherwise.

The Singapore Companies Act also provides that an interest of a member of a director’s family (including spouse, son, adopted son, stepson, daughter, adopted daughter, and step-daughter) will be treated as an interest of the director.

Dissenters’ Rights

Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

There are no equivalent provisions in Singapore under the Singapore Companies Act.

Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder times the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.

There is no equivalent provision under the Singapore Companies Act in respect of companies incorporated in Singapore.

Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution,

Our Constitution provides that, subject to the Singapore Companies Act, every other legislation for the time being in force concerning companies and affecting the company, and our Constitution, the

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and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and preclude shareholders from realizing a potential premium over the market value of their shares.

directors may, subject to prior approval of the company in general meeting, allot and issue shares or grant options over or otherwise deal with or dispose of the same to such persons on such terms and conditions and for such consideration (if any) and at such time and subject or not to the payment of any part of the amount (if any) thereof in cash as the directors may think fit. Any such shares may be issued with such preferential, deferred, qualified or special rights, privileges, or conditions as the directors may think fit. Preference shares may be issued which are or at the option of our Company are liable to be redeemed, the terms and manner of redemption being determined by our directors.

Under the Singapore Take-over Code, if, in the course of an offer, or even before the date of the announcement of the offer, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

On August 2, 2023, the SIC waived application of the Singapore Take-over Code in respect of our Company, subject to certain exceptions. Pursuant to the waiver, our Company is exempted from application of the provisions of the Singapore Take-over Code, except in the case of a “tender offer” (within the meaning of U.S. securities laws) where the Tier 1 exemption set forth in Rule 14d-1(c) of the Exchange Act, is available and the offeror relies on such exemption to avoid full compliance with applicable rules and regulations regarding tender offers in the U.S. In connection with the application for the waiver, our Board had submitted to the SIC a written confirmation to the effect that the application of the U.S. regulatory regime (without concurrent regulation by the Singapore Take-Over Code) would be appropriate and that it is the unanimous view of our Board that obtaining the waiver is in the interest of our Company.

Description of Warrants

Our warrants are issued in registered (book-entry) form under the warrant agreement, dated July 15, 2021, by and between Black Spade Acquisition Co, a Cayman Islands exempted company (“Black Spade” or “BSAQ”) and Continental Stock Transfer & Trust Company, as warrant agent (“Continental”) (the “Warrant Agreement”), as amended by the assignment, assumption and amendment agreement, dated August 11, 2023, by VinFast, Black Spade and Continental (the “Warrant Assumption Agreement”). As used herein:

“BSAQ Class A Ordinary Share” refers to each Class A ordinary share of Black Spade, par value $0.0001 per share;

“Closing” refers to the closing date of the Business Combination with Black Spade, pursuant to the Business Combination Agreement;

“Effective Time” refers to the effective time of the Business Combination;

“Public Warrants” refer to the warrants issued in the initial public offering of Black Spade, which was consummated on July 20, 2021, each entitling its holder to purchase one BSAQ Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“Private Placement Warrants” refer to the warrants sold to the Sponsor in a private placement consummated concurrently with the initial public offering of Black Spade, which was consummated on July 20, 2021, each entitling its holder to purchase one BSAQ Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment; and

“Sponsor” refers to Black Spade Sponsor LLC, a limited liability company registered under the laws of the Cayman Islands.

The following summary of certain provisions relating to our warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Warrant Agreement, as amended by the Warrant Assumption Agreement.

VinFast warrants to be issued in exchange for Public Warrants

Each whole VinFast warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, as amended by the Warrant Assumption Agreement, a warrant holder may exercise its VinFast warrants only for a whole number of ordinary shares. This means only a whole VinFast warrant may be exercised at a given time by a warrant holder. The VinFast warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption (other than VinFast warrants converted from Private Placement Warrants) or liquidation.

VinFast will not be obligated to deliver any ordinary shares pursuant to the exercise of a VinFast warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the VinFast warrants is then effective and a prospectus relating thereto is current, subject to VinFast satisfying its registration obligations. No VinFast warrant will be exercisable and VinFast will not be obligated to issue any ordinary share upon exercise of a VinFast warrant unless such ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the VinFast warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a VinFast warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will VinFast be required to net cash settle any VinFast warrant.

If our ordinary shares are, at the time of any exercise of a VinFast warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, VinFast may, at its option, require holders of VinFast warrants issued in exchange for Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event VinFast so elects, it will not be required to file or maintain in effect a registration statement, and in the event VinFast does not so elect, it will use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the excess of the “fair market value” less the exercise price of such warrant by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of our ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemptions of warrants when the price per ordinary share equals or exceeds $18.00

Once the VinFast warrants become exercisable, VinFast may redeem the outstanding VinFast warrants (except as described herein with respect to the VinFast warrants issued in exchange for the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and
●	if, and only if, the last reported sale price of our ordinary shares for any 20 trading days within a 30-trading day period ending three business days before VinFast sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

If and when the VinFast warrants become redeemable by VinFast, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, VinFast will not redeem the VinFast warrants unless a registration statement under the Securities Act covering our ordinary shares issuable upon exercise of the VinFast warrants is effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period.

If the foregoing conditions are satisfied and VinFast issues a notice of redemption of the VinFast warrants, each warrant holder will be entitled to exercise his, her or its VinFast warrants prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each VinFast warrant being exercised. However, the price of our ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per ordinary share equals or exceeds $10.00

Once the VinFast warrants become exercisable, VinFast may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our ordinary shares;
●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and
●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the VinFast warrants issued in exchange for the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding VinFast warrants issued in exchange for the Public Warrants, as described above.

The numbers in the table below represent the number of ordinary shares that a warrant holder will receive upon exercise in connection with a redemption by VinFast pursuant to this redemption feature, based on the “fair market value” of our ordinary shares on the corresponding redemption date (assuming holders elect to exercise their VinFast warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of our ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. VinFast will provide its warrant holders with the final fair market value no later than one business day after the 10-trading-day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of ordinary shares to be issued for each VinFast warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of our ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the VinFast warrants is $11.00 per share, and at such time there are 57 months until the expiration of the VinFast warrants, holders may choose to, in connection with this redemption feature, exercise their VinFast warrants for 0.277 ordinary shares for each whole VinFast warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the VinFast warrants is $13.50 per share, and at such time there are 38 months until the expiration of the VinFast warrants, holders may choose to, in connection this redemption feature, exercise their VinFast warrants for 0.298 ordinary shares for each whole VinFast warrant. In no event will the VinFast warrants be exercisable in connection with this redemption feature for more than 0.361 ordinary shares per VinFast warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding VinFast warrants to be redeemed when our ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of our ordinary shares is below the exercise price of the VinFast warrants. This redemption feature was established to provide VinFast with the flexibility to redeem the VinFast warrants without the VinFast warrants having to reach the $18.00 per share threshold set forth above under “—Redemptions of warrants when the price per ordinary share equals or exceeds $18.00.”

As stated above, we can redeem the VinFast warrants when our ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their VinFast warrants on a cashless basis for the applicable number of shares. If we choose to redeem the VinFast warrants when our ordinary shares are trading at a price below the exercise price of the VinFast warrants, this could result in the warrant holders receiving fewer ordinary shares than they would have received if they had chosen to wait to exercise their VinFast warrants for ordinary shares if and when such ordinary shares were trading at a price higher than the exercise price of $11.50.

Redemption Procedures. In the event VinFast elects to redeem the outstanding VinFast warrants, VinFast will fix a date for the redemption (the “Warrant Redemption Date”) and provide notice of the redemption to be mailed by first class mail, with postage prepaid by VinFast, not less than thirty days prior to the Warrant Redemption Date to the registered holders of the first class mail (who will, in turn, notify the beneficial holders thereof). A holder of a warrant may notify VinFast in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary share issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding ordinary shares is increased by a capitalization or share dividend payable in ordinary shares, or by a share split of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, share split or similar event, the number of ordinary shares issuable on exercise of each VinFast warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights issue to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights issue (or issuable under any other equity securities sold in such rights issue that are convertible into or exercisable for ordinary shares) and (ii) one minus the quotient of (x) the price per ordinary share paid in such rights issue and (y) the historical fair market value. For these purposes, (i) if the rights issue is for securities convertible into or exercisable for ordinary shares, in determining the price payable for our ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which our ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if VinFast, at any time while the VinFast warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of our ordinary shares on account of such ordinary shares (or other securities into which the VinFast warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each VinFast warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation or reclassification of our ordinary shares or other similar event, then, on the effective date of such consolidation, reclassification or similar event, the number of ordinary shares issuable on exercise of each VinFast warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

Whenever the number of our ordinary shares purchasable upon the exercise of the VinFast warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of our ordinary shares purchasable upon the exercise of the VinFast warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of VinFast with or into another corporation (other than a consolidation or merger in which VinFast is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of VinFast as an entirety or substantially as an entirety in connection with which VinFast is dissolved, the holders of the VinFast warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the VinFast warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the VinFast warrants would have received if such holder had exercised their VinFast warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the VinFast warrants properly exercises the VinFast warrants within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement, as amended by the Warrant Assumption Agreement, based on the Black-Scholes value (as defined in the Warrant Agreement, as amended by the Warrant Assumption Agreement) of the VinFast warrants. The purpose of such exercise price reduction is to provide additional value to holders of the VinFast warrants when an extraordinary transaction occurs during the exercise period of the VinFast warrants pursuant to which the holders of the VinFast warrants otherwise do not receive the full potential value of the VinFast warrants.

The VinFast warrants will be issued in registered form under the Warrant Agreement as amended by the Warrant Assumption Agreement. The Warrant Agreement as amended by the Warrant Assumption Agreement provides that the terms of the VinFast warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding VinFast warrants issued in exchange for Public Warrants to make any change that adversely affects the interests of the registered holders.

The VinFast warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to VinFast, for the number of VinFast warrants being exercised. The warrant holders do not have the rights or privileges of holders of our ordinary shares and any voting rights until they exercise their VinFast warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the VinFast warrants, each holder will be entitled to one vote for each ordinary share held of record on all matters to be voted on by shareholders.

Exclusive Forum

Notwithstanding the general forum selection clause in our Constitution disclosed above, VinFast will agree that, subject to applicable law, any action, proceeding or claim against VinFast arising out of or relating in any way to the Warrant Agreement as amended by the Warrant Assumption Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and VinFast will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This contractual provision of the Warrant Agreement as amended by the Warrant Assumption Agreement does not apply to claims under the Securities Act, the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

VinFast warrants to be issued in exchange for Private Placement Warrants

Except as described below, the VinFast warrants issued in exchange for the Private Placement Warrants will have terms and provisions that are identical to those of the VinFast warrants issued in exchange for the Public Warrants.

●	The VinFast warrants issued in exchange for the Private Placement Warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to Black Spade’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by VinFast so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

●	The Sponsor or its permitted transferees will have the option to exercise the VinFast warrants issued in exchange for the Private Placement Warrants on a cashless basis. If the VinFast warrants issued in exchange for the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, such warrants will be redeemable by VinFast and exercisable by the holders on the same basis as the VinFast warrants issued in exchange for the Public Warrants.
●	After the Effective Time, if holders of these VinFast warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of our ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the volume weighted average price of our ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.